EXHIBIT 99.1

Press Release


        Mesa Air Group Proposes to Merge with Atlantic Coast Airlines

                  - Aims to Renew Code-Sharing Agreements -

PHOENIX, Oct 6, 2003 (BUSINESS WIRE) -- Mesa Air Group, Inc. (Nasdaq: MESA) today announced that it has made a proposal to the board of directors of Atlantic Coast Airlines Holdings, Inc. (Nasdaq: ACAI) to combine the two companies. The combination would create the leading operator in the regional airline industry, with nearly 300 aircraft and broad reach across major US markets.

The attached letter, expressing interest in a combination of the companies, has been sent from Mesa Chairman and Chief Executive Officer Jonathan Ornstein, to ACA's Chairman and Chief Executive, Kerry Skeen.

Under the terms of the all-stock offer, Mesa has offered 0.9 of a Mesa share for each share of ACA. Based on Mesa's stock price on October 3, 2003, the offer is valued at $11.30 per ACA share. That represents a 25% premium over its closing stock price Friday and a 35% premium over ACA's average trading price since July 28, 2003.

Mr. Ornstein commented: "ACA is a great company with an excellent operational track record, committed hard working employees and a proven history of financially successful code share partnerships. While the company has indicated that it intends to end its relationship with United Airlines and shift strategy, we continue to believe that a business model based on revenue guarantee code share relationships with major airlines serving hub networks offers the greatest long-term prospects for shareholders, customers and employees. By bringing these two companies together, and maintaining the successful revenue guarantee code share business model, we have the opportunity to create the leading regional airline in the United States."

Mesa Air Group will host a conference call on Tuesday, October 7th, at 11:00AM EST to discuss today's announcement. To participate in the call, analysts and investors may dial into the call at 800-575-5790, and international callers may dial into 719-457-0349. The passcode for both lines is 709373. A presentation to accompany Tuesday's conference call may be found at www.mesa-air.com prior to the call.

Replay information is as follows:

Dial-in:        888-203-1112
International:  719-457-0820
Passcode:       709373

Mesa currently operates 149 aircraft with 938 daily system departures to 163 cities, 40 states, the District of Columbia, Canada, Mexico and the Bahamas. It operates in the West and Midwest as America West Express; the Midwest and East as US Airways Express; in Denver as Frontier JetExpress and United Express; in Kansas City with Midwest Express and in New Mexico and Texas as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 4,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The company does not intend to update these forward-looking statements prior to its next required filing with the Securities and Exchange Commission.

October 6, 2003
Mr. Kerry B. Skeen
Chairman and Chief Executive Officer
Atlantic Coast Airlines Holdings, Inc.
45200 Business Court
Dulles, Virginia, 20166

Dear Kerry,

I tried to reach you this morning to tell you first hand about our intentions. Mesa Air Group, Inc. ("Mesa") believes that a combination with Atlantic Coast Airlines Holdings, Inc. ("ACA" or the "Company") is compelling and in the best interests of both companies, our respective shareholders, employees and customers. While we have reviewed only publicly available data to this point, we are prepared to move forward promptly with a business combination between the two companies.

Accordingly, Mesa is seeking to enter into an agreement with ACA to acquire all the outstanding stock of ACA in a tax-free transaction whereby Mesa would issue
0.9 of a share of its common stock for each ACA share. Based on our closing share price of $12.55 and based on ACA's closing share price of $9.02 on October 3, 2003, our offer represents a premium to your shareholders of 25% over the current value of their shares. This price also represents a premium of 35% over the average closing price of ACA since late July, and we believe shares in the combined company will provide exceptional future value to the ACA shareholders.

There are clear strategic benefits. A combination would form the basis to leverage each company's assets, franchise, partners and management expertise to better position the combined company in today's competitive marketplace. It is clear that such a transaction would enable us to service the needs of our airline partners more efficiently and profitably. If we can realize only a small portion of the potential strategic benefits, we believe our combined earnings could improve by over 25%. Furthermore, our focus will remain in the business of providing cost effective regional feed for our airline partners.

Our proposal will be subject to only customary conditions, including among others, obtaining necessary regulatory approvals, the redemption of the ACA Right's Plan in accordance with its terms, the completion of satisfactory due diligence, negotiation of definitive agreements and necessary shareholder approvals.

Although we are offering a full and fair price to ACA shareholders, we may have flexibility on deal terms and structure if you are willing to work with us towards consummating a transaction. In connection with our proposal, we have retained Cadwalader, Wickersham & Taft LLP as counsel and Merrill Lynch & Co. as financial advisor.

In light of the compelling benefits to our respective shareholders and the materiality of this proposal, we are publicly releasing the text of this letter. Our strong preference would be to work with you to reach a mutually acceptable transaction. I would be happy to meet with you or to meet with your Board at its convenience to discuss in greater detail our thoughts with respect to a possible business combination and the future role that you and your management team would have in the combined entity. I look forward to hearing from you or one of your representatives as soon as possible.

Sincerely,



Jonathan G. Ornstein
Chairman of the Board & Chief Executive Officer

cc:  Board of Directors, ACA